CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$4,000,000,000	$157,200.00

PROSPECTUS	Pricing Supplement Number: 4897
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated January 6, 2009
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (See "Risk Factors" in our Quarterly Report on Form 10-Q filed with the SEC on October 30, 2008).

Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date:	January 6, 2009

Settlement Date (Original Issue Date):	January 9, 2009

Maturity Date:	January 10, 2039

Principal Amount:	US $4,000,000,000

Price to Public (Issue Price):	98.478%

Agents’ Commission:	0.750%

All-in Price:	97.728%

Net Proceeds to Issuer:	US $3,909,120,000

Treasury Benchmark:	4.375% due February 15, 2038

Treasury Yield:	2.997%

Spread to Treasury Benchmark:	Plus 4.00%

Reoffer Yield:	6.997%

Interest Rate Per Annum:	6.875%

Interest Payment Dates:	Semi-annually on the 10th of each January and July, commencing July 10, 2009 and ending on the Maturity Date

Page 2 Filed Pursuant to Rule 424(b)(3) Dated January 6, 2009 Registration Statement: No. 333-132807

Day Count Convention:	30/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Call Notice Period:	None

Put Dates (if any):	None

Put Notice Period:	None

CUSIP:	36962G4B7

ISIN:	US36962G4B75

Common Code:	040794808

Investing in the Notes involves risks. See "Risk of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 98.478% of the aggregate principal amount less an underwriting discount equal to 0.750% of the principal amount of the Notes.

Institution	Commitment
Lead Managers:

Barclays Capital Inc.	$1,293,333,334
Citigroup Global Markets Inc.	$1,293,333,333
Morgan Stanley & Co. Incorporated	$1,293,333,333

Co-Managers:
Blaylock Robert Van, LLC	$20,000,000
Cabrera Capital Markets, LLC	$20,000,000
CastleOak Securities, L.P.	$20,000,000
Samuel A. Ramirez & Co., Inc.	$20,000,000
Toussaint Capital Partners, LLC	$20,000,000
The Williams Capital Group, L.P.	$20,000,000

Total	$4,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3 Filed Pursuant to Rule 424(b)(3) Dated January 6, 2009 Registration Statement: No. 333-132807

Additional Information

General

At the nine months ended September 30, 2008, we had outstanding indebtedness totaling $531.747 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2008, excluding subordinated notes payable after one year, was equal to $521.192 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

	Year Ended December 31,				Nine Months Ended
2003	2004	2005	2006	2007	September 30, 2008
1.72	1.82	1.66	1.63	1.56	1.37

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

Other

On December 18, 2008, Standard & Poor’s Ratings Services said it had revised its outlook on GECC to negative from stable and affirmed its 'AAA' long-term and 'A-1+' short-term credit ratings.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.